EXHIBIT 23(L)


                            INITIAL CAPITAL AGREEMENT

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                             SUBSCRIPTION AGREEMENT

The Legacy Funds, Inc.
61 Broadway
New York, NY  10006-2802

Gentlemen:

      The undersigned ("Subscriber") hereby subscribes for and agrees to acquire from The Legacy Funds, Inc., a business trust organized under the laws of the State of Delaware (the "Company"), the number of shares of $.001 par value common stock of the Legacy Growth Fund (the "Shares") of the Company shown below in consideration of a cash contribution of $100,000 ($10.00 per share).

      Subscriber hereby represents and warrants to the Company that:

(a) Subscriber hereby acknowledges and agrees that the shares will be issued in reliance upon the exemption from registration contained in
      Section 4(2) of the Securities Act of 1933 (the "Securities Act"), and that such Shares will or may also be issued in reliance upon the exemptions from registration contained in relevant sections of the Delaware Securities Act and/or comparable exemptions contained in the securities laws of other jurisdictions to the extent applicable, and that the transfer of such shares may be restricted or limited as a condition to the availability of such exemptions.

(b) The shares are being purchased for investment for the account of the undersigned and without the intent of participating directly or indirectly in a distribution of such Shares, and the Shares will not be transferred except in a transaction that is in compliance with any and all applicable securities laws.

(c) Subscriber has been supplied with, or has had access to, all information, including financial statements and other financial information, of the Company, to which a reasonable investor would attach significance in making investment decisions, and has had the opportunity to ask questions of, and receive answers from, knowledgeable individuals concerning the Company and the Shares.

(d) Subscriber understands that no registration statement or prospectus with respect to the Company or the shares is yet effective, and Subscriber has made his own inquiry and analysis with respect to the Company and the shares.

(e) Subscriber personally, or together with his purchaser representative, has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Company and the Shares.

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(f)   Subscriber is financially able to bear the economic risk of this investment, can afford to hold the shares for an indefinite period and can afford a complete loss of this investment


SHARES OF THE LEGACY GROWTH FUND SUBSCRIBED           PURCHASE AMOUNT
-------------------------------------------           ---------------
10,000                                                $100,000


SUBSCRIBED BY:


/S/ EDWARD H. OBERST
--------------------
Ingalls & Snyder LLC
By:  Edward H. Oberst
Its:  Managing Director


ACCEPTED BY:

THE LEGACY FUNDS, INC.


/S/ ROBERT E. BELKNAP
---------------------
By:  Robert E. Belknap
Its:  President



Dated as of the 7th day of January, 2000.